                                                                      EXHIBIT 15

The Board of Trustees of
Archstone-Smith Trust

With respect to this Post-Effective Amendment No. 1 to the registration statement on Form S-8 of Archstone-Smith Trust relating to the Archstone-Smith Trust 1996 Share Option Plan for Outside Trustees, we acknowledge our awareness of the incorporation by reference therein of our report dated May 4, 2001 related to our review of the interim financial information of Archstone Communities Trust as of March 31, 2001 and for the three-month periods ended March 31, 2001 and 2000 and our report dated July 25, 2001, except as to Note 10, which is as of July 27, 2001 related to our review of the interim financial information of Archstone Communities Trust as of June 30, 2001 and for the three-month periods and the six-month periods ended June 30, 2001 and 2000. Pursuant to Rule 436 (c) under the Securities Act of 1933 (the Act), such reports are not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois
October 30, 2001